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                                                                    EXHIBIT 99.5

                  INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

         Agreement made the 15th day of December 1993 by and between KEYSTONE AMERICA STATE TAX FREE FUND SERIES II, a Massachusetts business trust (the "Fund"), and KEYSTONE CUSTODIAN FUNDS, INC., a Delaware corporation (the "Adviser").

         Whereas, the Fund and the Adviser wish to enter into an Agreement setting forth the terms on which the Adviser will perform certain services for the Fund's Florida Fund and its Pennsylvania Fund and each portfolio of securities subsequently established (each singly "Portfolio" or collectively "Portfolios").

         THEREFORE, in consideration of the promises and the mutual agreements hereinafter contained, the Fund and the Adviser agree as follows:

         1. (a) The Fund hereby employs the Adviser to manage and administer the operation of the Fund, to supervise the provision of services to the Fund and each of its Portfolios by others, and to manage the investment and reinvestment of the assets of each Portfolio of the Fund in conformity with such Portfolio's investment objectives and restrictions as may be set forth from time to time in the Fund's then current prospectus and statement of additional information, if any, and other governing documents, all subject to the supervision of the Board of Trustees of the Fund, for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations set forth herein, for the compensation provided herein. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed and agent of the Fund.

         (b) In the event that the Fund establishes one or more Portfolios, in addition to the Florida Fund and the Pennsylvania Fund, for which it wishes the Adviser to perform services hereunder, it shall notify the Adviser in writing. If the Adviser is willing to render such services, it shall notify the Fund in writing and such Portfolio shall become a Portfolio hereunder and the compensation payable to the Adviser by the new Portfolio will be as agreed in writing at the time.

         2. The Adviser shall place all orders for the purchase and sale of portfolio securities for the account of each Portfolio of the Fund with broker-dealers selected by the Adviser. In executing portfolio transactions and selecting broker-dealers, the Adviser will use its best efforts to seek best execution on behalf of each Portfolio. In assessing the best execution available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer, and the reasonableness of the commission, if any (all for the specific transaction and on a continuing basis). In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are used in Section 28(e) of the Securities Exchange Act of 1934 (the "1934 Act")) provided to each Portfolio and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Portfolio which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

         3. The Adviser, at its own expense, shall furnish to the Fund office space in the offices of the Adviser or in such other place as may be agreed upon by the parties from time to time, all necessary office facilities, equipment and personnel in connection with its services hereunder, and shall arrange, if desired by the Fund, for members of the Adviser's organization to serve without salaries from the Fund as officers or, as may be agreed from time to time, as agents of the Fund. The Adviser assumes and shall pay or reimburse the Fund for:
(1) the compensation (if any) of the Trustees of the Fund who are affiliated with the Adviser or with its affiliates, or with any adviser retained by the Adviser, and of all officers of the Fund as such, and (2) all expenses of the Adviser incurred in connection with its services hereunder. The Fund assumes and shall pay all other expenses of the Fund and its Portfolios, including, without limitation: (1) all charges and expenses of any custodian or depository appointed by the Fund for the safekeeping of its cash, securities and other property; (2) all charges and expenses for bookkeeping and auditors; (3) all charges and expenses of any transfer agents and registrars appointed by the Fund; (4) all fees of all Trustees of the Fund who are not affiliated with the Adviser or any of its affiliates, or with any adviser retained by the Adviser;
(5) all broker's fees, expenses and commissions and issue and transfer taxes chargeable to the Fund in connection with transactions involving securities and other property to which the Fund is a party; (6) all costs and expenses of distribution of its shares incurred pursuant to a Plan of Distribution adopted under Rule 12b-1 under the Investment Company Act of 1940 ("1940 Act"); (7) all taxes and business trust fees payable by the Fund to Federal, state or other governmental agencies; (8) all costs of certificates representing shares of the Fund; (9) all fees and expenses involved in registering and maintaining registrations of the Fund and of its shares with the Securities and Exchange Commission (the "Commission") and registering or qualifying its shares under state or other securities laws, including, without limitation, the preparation and printing of registration statements, prospectuses and statements of additional information for filing with the Commission and other authorities;
(10) expenses of preparing, printing and mailing prospectuses and statements of additional information to shareholders of the fund; (11) all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing notices, reports and proxy materials to shareholders of the Fund; (12) all charges and expenses of legal counsel for the Fund and for Trustees of the Fund in connection with legal matters relating to the Fund, including, without limitation, legal services rendered in connection with the Fund's existence, business trust and financial structure and relations with its shareholders, registrations and qualifications of securities under federal, state and other laws, issues of securities, expenses which the Fund has herein assumed, whether customary or not, and extraordinary matters, including, without limitation, any litigation involving the Fund, its Trustees, officers, employees or agents; (13) all charges and expenses of filing annual and other reports with the Commission and other authorities; and (14) all extraordinary expenses and charges of the Fund. In the event that the Adviser provides any of these services or pays any of these expenses, the Fund will promptly reimburse the Adviser therefor.

         The services of the Adviser to the Fund hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

         4. As compensation for the Adviser's services to the Fund during the period of this Agreement, the Fund will pay to the Adviser a fee for each Portfolio at the annual rate of:

                                                Aggregate Net Asset
Management                                      Value of the Shares
Fee                                                of the Portfolio
-------------------------------------------------------------------
0.55%     of the first                          $  50,000,000, plus
0.50%     of the next                           $  50,000,000, plus
0.45%     of the next                           $ 100,000,000, plus
0.40%     of the next                           $ 100,000,000, plus
0.35%     of the next                           $ 100,000,000, plus
0.30%     of the next                           $ 100,000,000, plus
0.25%     of amounts over                       $ 500,000,000.

         A pro rata portion of the fee shall be payable in arrears at the end of each day or calendar month as the Adviser may from time to time specify to the Fund. If and when this Agreement terminates with respect to a Portfolio, any compensation payable hereunder for the period ending with the date of such termination shall be payable upon such termination. Amounts payable hereunder shall be promptly paid when due.

         5. The Adviser may enter into an agreement to retain, at its own expense, any other firm or firms ("Sub Adviser") to provide the Fund all of the services to be provided by the Adviser hereunder, if such agreement is approved as required by law. Such agreement may delegate to such Sub Adviser all of the Adviser's rights, obligations and duties hereunder.

         6. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from the Adviser's willful misfeasance, bad faith, gross negligence or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, Director, partner, employee, or agent of the Adviser who may be or become an officer, Trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Adviser's duties hereunder), to be rendering such services to or acting solely for the Fund and not as an officer, Director, partner, employee, or agent or one under the control or direction of the Adviser even though paid by it. The Fund agrees to indemnify and hold the Adviser harmless from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the 1934 Act, the 1940 Act, and any state and foreign securities and blue sky laws, as amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Adviser takes or does or omits to take or do hereunder provided that the Manager shall not be indemnified against any liability to the Fund or to its shareholders (or any expenses incident to such liability) arising out of a breach of fiduciary duty with respect to the receipt of compensation for services, willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its duties, or from reckless disregard by it of its obligations and duties under the Agreement.

         7. The Fund shall cause its books and accounts to be audited at least once each year by a reputable independent public account ant or organization of public accountants who shall render a report to the Fund.

         8. Subject to and in accordance with the Declaration of Trust of the Fund, the Articles of Incorporation of the Adviser and the governing documents of any Adviser, it is understood that Trustees, Directors, officers, agents and shareholders of the Fund or any Adviser are or may be interested in the Adviser (or any successor thereof) as Directors and officers of the Adviser or its affiliates, as stockholders of KAI Acquisition, Inc. or otherwise; that Directors, officers and agents of the Adviser and its affiliates or stockholders of KAI Acquisition, Inc. are or may be interested in the Fund or any Adviser as Trustees, Directors, officers, shareholders or otherwise; that the Adviser (or any such successor) is or may be interested in the Fund or any such Adviser as shareholder, or otherwise; and that the effect of any such adverse interests shall be governed by said Declaration of Trust of the Fund, Articles of Incorporation of the Adviser and governing documents of any such Adviser.

         9. This Agreement shall continue in effect after July 1, 1994 only so long as (1) such continuance is specifically approved at least annually by the Board of Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund, and (2) such renewal has been approved by the vote of a majority of Trustees of the Fund who are not interested persons, as that term is defined in the 1940 Act, of the Adviser or of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

         10. On sixty days' written notice to the Adviser, this Agreement may be terminated at any time without the payment of any penalty by the Board of Trustees of the Fund or by vote of the holders of a majority of the outstanding voting securities of the affected Portfolio(s); and on sixty days' written notice to the Fund, this Agreement may be terminated at any time without the payment of any penalty by the Adviser. This Agreement shall automatically terminate upon its assignment (as that term is defined in the 1940 Act). Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postage prepaid, to the other party at the main office of such party.

         11. This Agreement may be amended at any time by an instrument in writing executed by both parties hereto or their respective successors, provided that with regard to amendments of substance such execution by the Fund shall have been first approved by the vote of the holders of a majority of the outstanding voting securities of the affected Portfolio(s) and by the vote of a majority of Trustees of the Fund who are not interested persons (as that term is defined in the 1940 Act) of the Adviser, any predecessor of the Adviser, or of the Fund, cast in person at a meeting called for the purpose of voting on such approval. A "majority of the outstanding voting securities of the Fund" shall have, for all purposes of this Agreement, the meaning provided therefor in the 1940 Act.

         12. Any compensation payable to the adviser hereunder for any period other than a full year shall be proportionately adjusted.

         13. The provisions of the Agreement shall be governed, construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.

         14. A copy of the Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts. This instrument is executed on behalf of the Trustees of the Fund as trustees and not individually and the obligations of this instrument are not binding upon the Trustees or holders of shares of the Fund individually but are binding only upon the assets and property of the Fund.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                                               KEYSTONE AMERICA STATE TAX FREE
                                                FUND - SERIES II


                                               By: /s/ Rosemary D. Van Antwerp
                                               --------------------------------
                                               Title: Vice President & Secretary



                                               KEYSTONE CUSTODIAN FUNDS, INC.


                                               By: /s/ Illegible
                                               --------------------------------
                                               Title:


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